Exhibit 99.1

Contacts:

Richard D. Katz, M.D. SVP, Finance and Corporate Development; Chief Financial Officer Icagen, Inc.	Gregory Gin Lazar Partners, Ltd.

(919) 941-5206	(212) 867-1762
rkatz@icagen.com	ggin@lazarpartners.com

ICAGEN PROVIDES UPDATE FOR CLINICAL DEVELOPMENT OF SENICAPOC, A NOVEL

ORAL SMALL MOLECULE ION CHANNEL BLOCKER

FDA Accepts Icagen’s IND for Senicapoc as a Potential Treatment for Asthma

Dosing to Begin in Phase Ib Clinical Trial during January

RESEARCH TRIANGLE PARK, N.C. (January 8, 2008) – Icagen, Inc. (NASDAQ: ICGN) today provided an update relating to the clinical development of senicapoc, a novel orally available small molecule inhibitor of the KCa3.1 potassium ion channel. Specifically, the Company announced that the U.S. Food and Drug Administration (FDA) has accepted its Investigational New Drug (IND) submission for senicapoc as a potential treatment for asthma. The company’s IND submission was supported by a growing body of data linking KCa3.1 to immune cell activation and cellular proliferation and efficacy data from a recently completed study that demonstrated the ability of senicapoc to reverse the antigen induced changes in late phase airway resistance and airway hyper-reactivity in a sheep model of asthma.

“The FDA’s acceptance of this IND is an important milestone in the development of senicapoc and we expect to initiate a Phase II clinical trial in patients with asthma early in the second half of 2008,” said P. Kay Wagoner, Ph.D., Chief Executive Officer of Icagen. “KCa3.1 has been shown to be upregulated in activated T-lymphocytes and when inhibited by selective blockers to decrease T-cell proliferation in a dose-dependent manner. This target is also present in mast cells, macrophages, eosinophils and airway epithelia; all key cells in airway diseases such as asthma. We believe the promising preclinical efficacy data, combined with previously reported Phase I clinical safety results in over 200 human subjects, demonstrate senicapoc’s potential to be an important new oral therapy for the estimated 20 million asthma sufferers in the U.S.”

In controlled studies conducted in a sheep model of asthma, senicapoc was demonstrated to reduce the antigen induced changes in both late phase airway resistance and airway hyper-reactivity following both intravenous and inhalation administration. These results were statistically significant. Furthermore, in the intravenous study, in which two different doses were tested, the results were dose dependent.

The Company also announced that dosing of subjects in a Phase Ib clinical trial of senicapoc will begin in January. This study is designed to evaluate the safety, tolerability and pharmacokinetics of senicapoc administered orally once a day over a 28-day period at doses higher than those which have been used in previous clinical studies. The data from this study will be used to select doses for subsequent clinical evaluations of the safety and efficacy of senicapoc in asthma patients.

About Senicapoc

Senicapoc is a potent and selective novel small molecule inhibitor of the potassium ion channel KCa3.1. This drug candidate is taken orally and is being developed for once-a-day dosing for patients with asthma. The Company will be initiating a Phase Ib study in January to evaluate the safety, tolerability and pharmacokinetics of senicapoc at doses higher than those used in previous clinical trials.

About Asthma

Asthma is a chronic inflammatory disease of the airways characterized by excessive sensitivity of the lungs, or increased reaction of the airways, to various environmental stimuli or triggers. The inflammation results in narrowed, swollen airways, increased mucus, and frequently is accompanied by constriction of the smooth muscle in the airways, or bronchoconstriction, causing difficulty breathing and the familiar wheeze often associated with the disease. While asthma cannot be cured, most people with asthma can be treated so that they have few and infrequent symptoms and can live active lives. According to the National Heart Lung and Blood Institute, about 20 million people have been diagnosed with asthma in the United States, nearly 9 million of whom are children.

About Icagen

Icagen, Inc. is a biopharmaceutical company based in Research Triangle Park, North Carolina, focused on the discovery, development and commercialization of novel orally-administered small molecule drugs that modulate ion channel targets. Utilizing its proprietary know-how and integrated scientific and drug development capabilities, Icagen has identified multiple drug candidates that modulate ion channels. The Company is conducting research and development activities, in some cases in collaboration with leading pharmaceutical companies, in a number of disease areas, including epilepsy, pain and inflammation.

Forward-Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from the expectations described in these forward-looking statements are set forth under the caption “Risk Factors” in the Company’s most recent Quarterly Report on Form 10-Q, filed with the SEC on November 5, 2007. These risk factors include risks as to the Company’s history of net losses and how long the Company will be able to operate on its existing capital resources; the Company’s ability to raise additional funding; the Company’s ability to maintain compliance with NASDAQ’s continued listing requirements; whether the Company’s products will advance in the clinical trials process; the timing of such clinical trials; whether the results obtained in preliminary studies will be indicative of results obtained in clinical trials; whether the clinical trial results will warrant continued product development; whether and when, if at all, the Company’s products, including senicapoc, will receive approval from the U.S. Food and Drug Administration or equivalent regulatory agencies, and for which indications, and if such products receive approval, whether they will be successfully marketed; and the Company’s dependence on third parties, including manufacturers, suppliers and collaborators. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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